                                 Exhibit 12.1
                              Kohl's Corporation
                      Ratio of Earnings to Fixed Charges
                                    ($000s)



                                         26 Weeks Ended
                                         --------------                          Fiscal Year (1)
                                        Aug 1,    Aug 2,    ---------------------------------------------------------
                                         1998      1997       1997       1996         1995        1994        1993
                                         ----      ----       ----       ----         ----        ----        ----
Earnings
--------
 Income before income taxes and
   extraordinary items                $ 95,876    $60,148   $235,063   $171,368     $122,729    $117,451    $ 96,691

 Fixed charges                          30,392     28,656     57,683     44,054       30,770      19,758      16,144
 Less interest capitalized
   during period                          (907)    (1,118)    (2,043)    (2,829)      (1,287)       (603)       (376)
                                      --------    -------   --------   --------     --------    --------    --------
                                      $125,361    $87,686   $290,703   $212,593     $152,212    $136,606    $112,459
                                      ========    =======   ========   ========     ========    ========    ========

Fixed Charges
-------------

 Interest (expensed or capitalized)    $12,087    $14,082    $26,541    $21,822      $14,895      $7,911      $6,253

 Portion of rent expense
   representative of interest           18,205     14,331     30,798     22,031       15,798      11,777       9,113

 Amortization of deferred
   financing fees                          100        243        344        201           77          70         778
                                      --------    -------   --------   --------     --------    --------    --------
                                       $30,392    $28,656    $57,683    $44,054      $30,770     $19,758     $16,144
                                      ========    =======   ========   ========     ========    ========    ========

Ratio of earnings to fixed charges      4.12       3.06       5.04       4.83       4.95 (2)      6.91        6.97
                                      ========    =======   ========   ========     ========    ========    ========


(1) Fiscal 1997, 1996, 1994 and 1993 are 52 week years and fiscal 1995 is a 53 week year.
(2) Excluding the credit operations non-recurring expense of $14,052, the ratio of earnings to fixed charges would be 5.40.